EXHIBIT 99

February 23, 2012

PSEG ANNOUNCES 2011 RESULTS

Operating Earnings At Upper End of Guidance of $2.50 - $2.75 Per Share

$2.77 PER SHARE FROM CONTINUING OPERATIONS

$2.74 PER SHARE OF OPERATING EARNINGS

Company Guides To 2012 Operating Earnings of $2.25 - $2.50 Per Share

Public Service Enterprise Group (PSEG) reported today 2011 Income from Continuing Operations of $1,407 million or $2.77 per share as compared to Income from Continuing Operations of $1,557 million or $3.07 per share for 2010. Including Income from Discontinued Operations ($96 million or $0.19 per share), PSEG reported Net Income for 2011 of $1,503 million or $2.96 per share compared to Net Income for 2010 of $1,564 million or $3.08 per share. Operating Earnings for the year 2011 were $1,389 million or $2.74 per share compared to 2010 Operating Earnings of $1,584 million or $3.12 per share.

PSEG also reported Income from Continuing Operations and Net Income for the fourth quarter of 2011 of $360 million, or $0.71 per share. This compares to fourth quarter 2010 Income from Continuing Operations of $290 million, or $0.57 per share. Including a loss on Discontinued Operations ($8 million, or $0.01 per share), PSEG reported Net Income for the fourth quarter of 2010 of $282 million, or $0.56 per share. Operating Earnings for the fourth quarter of 2011 were $237 million, or $0.47 per share compared to fourth quarter 2010 Operating Earnings of $303 million, or $0.60 per share.

“We closed out the year on a strong note with results at the upper end of our guidance” said Ralph Izzo, chairman, president and chief executive officer. He went on to say “2011 was a year of significant accomplishment as we build an energy infrastructure for the future despite challenging conditions. We received approval to renew and extend the Nuclear Regulatory Commission (NRC) operating licenses for our Hope Creek and Salem stations. Our Hope Creek nuclear generating station exceeded its best annual generation operating at a 98.7% capacity factor. Record generation from Power’s combined cycle fleet overcame weakness in coal-related generation demonstrating the benefits of the fleet’s fuel diversity. PSE&G’s strong, customer-focused operations withstood the impacts of two major storms in the second half of 2011. Through focused planning and preparation, and with a highly skilled workforce, we restored hundreds of thousands of customers quickly and safely in both storms. We made progress on our capital programs investing $2.1 billion in 2011 as we near completion in 2012 of 400 MW of new peaking capacity in New Jersey and Connecticut. Major transmission projects designed to increase reliability remain on track for service in 2015. In addition, we are expanding our interest in solar with the planned $75 million investment in a 25 MW facility in Arizona.”

PSEG believes that the non-GAAP financial measure of “Operating Earnings” provides a consistent and comparable measure of performance of its businesses to help shareholders understand performance trends. Operating Earnings exclude the impact of returns/(losses) associated with

Nuclear Decommissioning Trust (NDT) investments and Mark-To-Market accounting as well as other one-time items not related to ongoing operations. The table below provides a reconciliation of PSEG’s Net Income to Operating Earnings (a non-GAAP measure) for the full year and fourth quarter. See Attachment 12 for a complete list of items excluded from Income from Continuing Operations in the determination of Operating Earnings.

PSEG CONSOLIDATED EARNINGS (unaudited)

Full-Year Comparative Results

2011 and 2010

	Income ($millions)		Diluted Earnings Per Share
	2011	2010	2011	2010
Net Income	$1,503	$1,564	$2.96	$3.08
(Income) Loss from Discontinued Ops	(96)	(7)	(0.19)	(0.01)

Income From Continuing Ops	$1,407	$1,557	$2.77	$3.07

Reconciling Items:
Lease Transaction Loss and related activity	173	—	0.34	—
MTM and Other Items	(191)	27	(0.37)	0.05

Operating Earnings (Non-GAAP)	$1,389	$1,584	$2.74	$3.12

		Avg. Shares	507M	507M

PSEG CONSOLIDATED EARNINGS (unaudited)

Fourth Quarter Comparative Results

2011 and 2010

	Income ($millions)		Diluted Earnings Per Share
	2011	2010	2011	2010
Net Income	$360	$282	$0.71	$0.56
Loss from Discontinued Ops	—	8	—	0.01

Income From Continuing Ops	$360	$290	$0.71	$0.57

Reconciling Items:
Lease Transaction Loss and related activity	3	—	—	—
MTM and Other Items	(126)	13	(0.24)	0.03

Operating Earnings (Non-GAAP)	$237	$303	$0.47	$0.60

		Avg. Shares	507M	507M

“We are issuing operating earnings guidance for 2012 of $2.25 - $2.50 per share”, said Ralph Izzo, chairman, president and chief executive officer. He said that, “the contribution to earnings from our regulated business is expected to grow year-over-year; however, it will not be enough to offset the impact of lower power prices on our consolidated results. We have made progress on our operational, capital investment and financial goals in 2011 which will take us through this period of low power prices, and provide for sustainable growth in value over the long term. The Board of Directors recent decision on the common stock dividend established an indicated annual rate of $1.42 per share for 2012, a 3.6% increase. The decision represents a change in our dividend policy. We are moving from a strict earnings payout based approach to one that takes into consideration the growing contribution to earnings and cash from our regulated operations and continued cash flow from our generation business. The dividend increase represents a re-set of the annual dividend rate.”

The following table outlines PSEG 2011 operating earnings by subsidiary and expectations for 2012.

2012 Guidance and 2011 Operating Earnings

($ millions)

	2012E	2011A
PSEG Power	$575-$665	$845
PSE&G	$530-$560	$521
PSEG Energy Holdings/Parent	$35-$45	$23
Operating Earnings	$1,140-$1,270	$1,389
Earnings Per Share	$2.25-$2.50	$2.74

Operating Earnings Review and Outlook by Operating Subsidiary

See Attachments 6 and 7 for detail regarding the quarter-over-quarter and year-over-year earnings reconciliations for each of PSEG’s businesses.

PSEG Power

PSEG Power reported operating earnings of $134 million ($0.27 per share) for the fourth quarter of 2011 bringing full year operating earnings to $845 million ($1.67 per share). On a comparative basis, PSEG Power reported operating earnings of $212 million ($0.42 per share) and $1,091 million ($2.15 per share) for the fourth quarter and full year 2010 respectively.

Power’s quarterly earnings were affected primarily by a quarter-over-quarter decline in realized energy and capacity prices. A decline in capacity prices to $110/MW-day on June 1, 2011 from $174/MW-day reduced Power’s earnings in the quarter by $0.07 per share. A decline in energy prices under the Basic Generating Service contract (BGS) to $94.30 per MWh, also effective on June 1, 2011, from the prior $111.50 per MWh, as well as migration and other recontracting efforts reduced earnings in the quarter by $0.05 per share. Demand in the fourth quarter was affected by above normal temperatures in the 2011 fourth quarter which compared unfavorably with below normal temperatures in the year ago quarter. A 4.8% decline in volume lowered earnings comparisons by $0.01 per share. Higher depreciation expense and lower capitalized interest reduced Power’s earnings by $0.02 per share. Power continued to sell surplus coal supply. These sales added $0.02 per share to results in the quarter. A premium paid on the early extinguishment of debt resulted in higher other deductions in the quarter and reduced earnings by $0.02 per share. An increase in operating and maintenance expense reduced Power’s earnings by $0.01 per share. Included in Power’s operating and maintenance expense in the fourth quarter is $0.03 per share of expense associated with the cancellation and re-negotiation of a major contractual arrangement for parts and services at our combined cycle facilities. Other miscellaneous items added $0.01 per share to earnings.

Customer migration represented an estimated 34% of BGS volumes at year-end. This level of migration was in line with expectations, and compared with migration levels of 33% at the end of September 2011 and 27% at the end of 2010. Despite the small increase in customer migration levels during the fourth quarter, Power’s energy margin and earnings were reduced by $0.02 per share in the quarter as a result of migration. The impact on earnings is attributed to the increase in migration quarter-over-quarter coupled with a decline in market prices in the fourth quarter of 2011 relative to the year-ago period.

PSEG Power’s nuclear and combined cycle fleet continued their strong performance with generation for both improving quarter-over-quarter. This strength offset a decline in the dispatch of Power’s intermediate load coal units which continue to be affected by a decline in dark spreads and low gas prices.

PSEG Power’s nuclear fleet operated at an average capacity factor of 91.3% during the fourth quarter resulting in a capacity factor for 2011 of 92.8%. The Hope Creek nuclear facility, 100%-owned by PSEG Power, produced record levels of generation in 2011 operating at a capacity factor 98.7% for the year. The combined cycle fleet’s strong fourth quarter operation resulted in a capacity factor of 54% for the year.

Power’s forecast output for 2012 of 53 TWh is approximately 75% - 80% hedged at an average price of $59 per MWh compared with an average hedge price in 2011 of $68 per MWh. For 2013, forecast output of 52 TWh is approximately 55% - 60% hedged at an average price of $53 per MWh. The forecast represents a decline in output from 2011’s output of 54 TWh given the sharp decline in natural gas prices and compression in dark spreads which we expect may continue to limit the output from Power’s coal-fired units in the near-term. We forecast Power’s output returns to 54 TWh in 2014. Power has hedged 20% - 25% of that year’s forecast output at an average price of $57 per MWh.

Power’s operating earnings for 2012 are forecast at $575 million - $665 million. The decline in forecasted operating earnings is due to lower energy prices in 2012 due to the roll-off of high-priced legacy hedges. The recently completed BGS auction for PSE&G cleared at an average price of $83.88 per MWh effective on June 1, 2012 and will replace the BGS contract for $103.72 per MWh which expires on May 31, 2012. The forecast (and our hedge data) reflect assumed customer migration levels of 36% - 40% at the end of 2012 versus 34% at year-end 2011.

PSE&G

PSE&G reported operating earnings of $99 million ($0.19 per share) for the fourth quarter bringing full year operating earnings to $521 million ($1.03 per share). On a comparative basis, PSE&G reported operating earnings of $83 million ($0.16 per share) and $430 million ($0.85 per share) for the fourth quarter and full year 2010, respectively.

PSE&G’s results benefited from increased levels of capital investment and a tight control on operating expenditures which offset the impact of below normal weather on sales and the cost of storm-related outages. An annualized increase in transmission revenue of $45 million effective on January 1, 2011 added $0.02 per share to earnings in the quarter. A return on investments made under capital adjustment clauses supporting investments in energy efficiency, solar and electric and gas infrastructure programs added $0.01 per share to results. Warmer weather compared to the fourth quarter of 2010 reduced earnings by $0.02 per share. A decline in pension related costs more than offset the impact of the October 2011 snow storm and increased tree trimming work on operating expenses. Higher levels of capital investment led to an increase in depreciation expense which reduced quarterly earnings comparisons by $0.01 per share. A lower tax rate and other items added $0.03 per share to results.

Electric and gas sales comparisons in the fourth quarter were affected by warm weather and weak economic conditions. Heating degree days in the fourth quarter were 24% below the level experienced in 2010’s fourth quarter and 18% below normal. Weather normalized electric sales declined 4.4% in the quarter from year-ago levels resulting in an estimated 2.3% decline in weather normalized electric sales for the year. The decline was led by reduced demand from the commercial and industrial sectors. On a weather normalized basis, gas sales increased 0.8% in the fourth quarter resulting in 1.9% growth for the year. The improvement in gas sales was experienced in the industrial sector as demand from residential customers was flat quarter-over-quarter.

The Federal Energy Regulatory Commission (FERC) granted incentive rate-making treatment for the $895 million North-East Grid Reliability Project at the end of 2011. The rate-making treatment, effective on January 1, 2012, provides for construction work in progress in rate base, recovery of abandonment costs and a 25 basis point adder to return on equity.

PSE&G’s operating earnings for 2012 are forecast at $530 million - $560 million compared to 2011’s operating earnings of $521 million. Operating earnings will be influenced by higher transmission revenues, higher levels of capital investment and a forecasted increase in pension expense.

PSEG Energy Holdings and Parent

PSEG Energy Holdings reported a loss in operating earnings for the fourth quarter of $1 million compared to operating earnings of $5 million ($0.01 per share) for the fourth quarter of 2010. The results for the fourth quarter brought Energy Holdings’ full year 2011 operating earnings to $5 million ($0.01 per share). The results for 2011 compare with 2010’s operating earnings of $49 million ($0.10 per share). Holdings’ fourth quarter operating earnings reflect our on-going efforts to reduce the legacy portfolio which results in a decline in lease income and the absence of asset sales gains than recorded in the year ago quarter.

PSEG entered into a definitive agreement with the Internal Revenue Service (IRS) in January 2012 that settles the tax treatment for challenged lease transactions (LILO/SILO) for all tax years. In addition, the company closed the federal tax audit for the period 1997 through 2003. These agreements were consistent with expectations, and will not have a material impact on earnings in 2012, but should eventually yield a net refund of approximately $100 million in cash.

Energy Holdings reached a settlement agreement in December 2011 with Dynegy in regard to the lease arrangements for the Roseton and Danskammer facilities leased to subsidiaries of Dynegy Holdings LLC (DH). The agreement calls for the payment by DH of $7.5 million (received in January 2012), and an agreed $110 million claim payable through a mix of cash, senior secured notes and mandatorily convertible notes. The agreement and the amount received are subject to final approval of the DH re-organization by the Bankruptcy Court.

Energy Holdings, also in December, sold its investment in an office building in Denver, Colorado for $215 million. The sale resulted in an after-tax gain of $34 million recorded as part of 2011’s Income from Continuing Operations but is not included in Holdings Operating Earnings.

Energy Holdings operating earnings for 2012 will be consolidated with the Parent company. On this basis, operating earnings are forecast at $35 million - $45 million compared with consolidated operating earnings in 2011 of $23 million.

Forward Looking Statement

Readers are cautioned that statements contained in this presentation about our future performance, including, future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. When used herein, the words “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast”, “project”, variations of such words and similar expressions are intended to identify forward-looking statements. Although we believe that our expectations are based on reasonable assumptions, they are subject to risks and uncertainties and we can give no assurance they will be achieved. The results or developments projected or predicted in these statements may differ materially from what may actually occur. Factors which could cause results or events to differ from current expectations include, but are not limited to:

•	adverse changes in the demand for or price of the capacity and energy that we sell into wholesale electricity markets,

•

adverse changes in energy industry law, policies and regulation, including market structures and a potential shift away from competitive markets toward subsidized market mechanisms, transmission planning and cost allocation rules, including rules regarding how transmission is planned and who is permitted to build transmission in the future, and reliability standards,

•	any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators,

•	changes in federal and state environmental regulations that could increase our costs or limit our operations,

•

changes in nuclear regulation and/or general developments in the nuclear power industry, including various impacts from any accidents or incidents experienced at our facilities or by others in the industry, that could limit operations of our nuclear generating units,

•	actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units located at the same site,

•	any inability to balance our energy obligations, available supply and trading risks,

•	any deterioration in our credit quality, or the credit quality of our counterparties, including in our leveraged leases,

•	availability of capital and credit at commercially reasonable terms and conditions and our ability to meet cash needs,

•	any inability to realize anticipated tax benefits or retain tax credits,

•	changes in the cost of, or interruption in the supply of, fuel and other commodities necessary to the operation of our generating units,

•	delays in receipt of necessary permits and approvals for our construction and development activities,

•	delays or unforeseen cost escalations in our construction and development activities,

•	any inability to achieve or continue to sustain, our expected levels of operating performance,

•	increase in competition in energy markets in which we compete,

•	challenges associated with recruitment and/or retention of a qualified workforce,

•	adverse performance of our decommissioning and defined benefit plan trust fund investments and changes in discount rates and funding requirements, and

•	changes in technology and customer usage patterns.

For further information, please refer to our Annual Report on Form 10-K, including Item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this presentation. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

Attachment 1

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Operating Earnings and Per Share Results by Subsidiary

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Earnings Results ($ Millions)
PSEG Power	$134	$212	$845	$1,091
PSE&G	99	83	521	430
PSEG Energy Holdings	(1)	5	5	49
PSEG	5	3	18	14

Operating Earnings	$237	$303	$1,389	$1,584

Reconciling Items(a)	123	(13)	18	(27)

Income from Continuing Operations	$360	$290	$1,407	$1,557

Discontinued Operations	—	(8)	96	7

Net Income	$360	$282	$1,503	$1,564

Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507

Per Share Results (Diluted)
PSEG Power	$0.27	$0.42	$1.67	$2.15
PSE&G	0.19	0.16	1.03	0.85
PSEG Energy Holdings	—	0.01	0.01	0.10
PSEG	0.01	0.01	0.03	0.02

Operating Earnings	$0.47	$0.60	$2.74	$3.12

Reconciling Items(a)	0.24	(0.03)	0.03	(0.05)

Income from Continuing Operations	$0.71	$0.57	$2.77	$3.07

Discontinued Operations	—	(0.01)	0.19	0.01

Net Income	$0.71	$0.56	$2.96	$3.08

(a)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.

Note:

Income from Continuing Operations includes preferred stock dividends relating to PSE&G of $1 million for the twelve months ended December 31, 2010.

Attachment 2

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	For the Three Months Ended December 31, 2011
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$2,636	$(531)	$1,493	$1,608	$66

OPERATING EXPENSES
Energy Costs	1,007	(531)	711	827	—
Operation and Maintenance	652	(7)	292	358	9
Depreciation and Amortization	237	4	58	171	4
Taxes Other Than Income Taxes	31	—	—	31	—

Total Operating Expenses	1,927	(534)	1,061	1,387	13

OPERATING INCOME	709	3	432	221	53

Income from Equity Method Investments	(4)	—	—	—	(4)
Other Income and (Deductions)	(2)	(1)	(9)	7	1
Other Than Temporary Impairments	(9)	1	(10)	—	—
Interest Expense	(114)	4	(41)	(76)	(1)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	580	7	372	152	49

Income Tax Expense	(220)	(2)	(146)	(53)	(19)

INCOME FROM CONTINUING OPERATIONS	360	5	226	99	30

Discontinued Operations, net of tax	—	—	—	—	—

NET INCOME	$360	$5	$226	$99	$30

OPERATING EARNINGS	$237	$5	$134	$99	$(1)
Reconciling Items Excluded from Continuing Operations (b)	123	—	92	—	31

INCOME FROM CONTINUING OPERATIONS	$360	$5	$226	$99	$30

	For the Three Months Ended December 31, 2010
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$2,745	$(734)	$1,575	$1,882	$22

OPERATING EXPENSES
Energy Costs	1,240	(734)	891	1,083	—
Operation and Maintenance	642	(8)	282	358	10
Depreciation and Amortization	239	3	45	187	4
Taxes Other Than Income Taxes	35	—	—	35	—

Total Operating Expenses	2,156	(739)	1,218	1,663	14

OPERATING INCOME	589	5	357	219	8
Income from Equity Method Investments	(8)	—	—	—	(8)
Other Income and (Deductions)	30	(3)	27	3	3
Other Than Temporary Impairments	(2)	(1)	(1)	—	—
Interest Expense	(116)	4	(38)	(79)	(3)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	493	5	345	143	—
Income Tax Benefit (Expense)	(203)	(2)	(146)	(60)	5

INCOME FROM CONTINUING OPERATIONS	290	3	199	83	5

Discontinued Operations, net of tax	(8)	—	(8)	—	—

NET INCOME	$282	$3	$191	$83	$5

OPERATING EARNINGS (LOSS)	$303	$3	$212	$83	$5
Reconciling Items Excluded from Continuing Operations (b)	(13)	—	(13)	—	—

INCOME (LOSS) FROM CONTINUING OPERATIONS	$290	$3	$199	$83	$5

(a)	Primarily includes financing activities at the parent and intercompany eliminations.

(b)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.

Attachment 3

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Consolidating Statements of Operations

(Unaudited, $ Millions)

	For the Year Ended December 31, 2011
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$11,079	$(2,250)	$6,143	$7,326	$(140)
OPERATING EXPENSES
Energy Costs	4,747	(2,250)	3,046	3,951	—
Operation and Maintenance	2,481	(35)	1,102	1,372	42
Depreciation and Amortization	976	18	224	719	15
Taxes Other Than Income Taxes	133	—	—	133	—

Total Operating Expenses	8,337	(2,267)	4,372	6,175	57

OPERATING INCOME (LOSS)	2,742	17	1,771	1,151	(197)
Income from Equity Method Investments	4	—	—	—	4
Other Income and (Deductions)	135	—	111	21	3
Other Than Temporary Impairments	(22)	(1)	(20)	(1)	—
Interest Expense	(475)	13	(175)	(310)	(3)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,384	29	1,687	861	(193)
Income Tax Benefit (Expense)	(977)	(11)	(685)	(340)	59

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,407	18	1,002	521	(134)
Discontinued Operations, net of tax	96	—	96	—	—

NET INCOME (LOSS)	$1,503	$18	$1,098	$521	$(134)

OPERATING EARNINGS (LOSS)	$1,389	$18	$845	$521	$5
Reconciling Items Excluded from Continuing Operations (b)	18	—	157	—	(139)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$1,407	$18	$1,002	$521	$(134)

	For the Year Ended December 31, 2010
	PSEG	OTHER (a)	PSEG POWER	PSE&G	PSEG ENERGY HOLDINGS
OPERATING REVENUES	$11,793	$(2,771)	$6,558	$7,869	$137
OPERATING EXPENSES
Energy Costs	5,261	(2,768)	3,374	4,655	—
Operation and Maintenance	2,504	(26)	1,046	1,442	42
Depreciation and Amortization	955	16	175	750	14
Taxes Other Than Income Taxes	136	—	—	136	—

Total Operating Expenses	8,856	(2,778)	4,595	6,983	56

OPERATING INCOME	2,937	7	1,963	886	81
Income from Equity Method Investments	4	—	—	—	4
Other Income and (Deductions)	158	6	117	23	12
Other Than Temporary Impairments	(11)	(2)	(9)	—	—
Interest Expense	(472)	14	(157)	(318)	(11)
Preferred Stock Dividends	—	1	—	(1)	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES (c)	2,616	26	1,914	590	86
Income Tax Expense	(1,059)	(12)	(778)	(232)	(37)

INCOME FROM CONTINUING OPERATIONS	1,557	14	1,136	358	49
Discontinued Operations, net of tax	7	—	7	—	—

NET INCOME	$1,564	$14	$1,143	$358	$49

OPERATING EARNINGS	$1,584	$14	$1,091	$430	$49
Reconciling Items Excluded from Continuing Operations (b)	(27)	—	45	(72)	—

INCOME FROM CONTINUING OPERATIONS	$1,557	$14	$1,136	$358	$49

(a)	Primarily includes financing activities at the parent and intercompany eliminations.
(b)	See attachment 12 for details of items excluded from Income from Continuing Operations to compute Operating Earnings.
(c)	Includes preferred stock dividends relating to PSE&G.

Attachment 4

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Capitalization Schedule

(Unaudited, $ Millions)

	December 31, 2011	December 31, 2010
DEBT
Commercial Paper and Loans	$—	$64
Long-Term Debt	7,060	7,748
Securitization Debt	939	1,145
Project Level, Non-Recourse Debt	95	47

Total Debt	8,094	9,004
STOCKHOLDERS' EQUITY
Common Stock	4,823	4,807
Treasury Stock	(601)	(593)
Retained Earnings	6,385	5,575
Accumulated Other Comprehensive Loss	(337)	(156)

Total Common Stockholders' Equity	10,270	9,633
Noncontrolling Interests - Equity Investments	2	8

Total Equity	10,272	9,641

Total Capitalization	$18,366	$18,645

Attachment 5

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, $ Millions)

	For the Year Ended December 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$1,503	$1,564
Adjustments to Reconcile Net Income to Net Cash Flows From Operating Activities:	2,054	600

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,557	2,164

NET CASH USED IN INVESTING ACTIVITIES	(1,269)	(1,669)

NET CASH USED IN FINANCING ACTIVITIES	(1,734)	(565)

Net Increase (Decrease) in Cash and Cash Equivalents	554	(70)
Cash and Cash Equivalents at Beginning of Period	280	350

Cash and Cash Equivalents at End of Period	$834	$280

Attachment 6

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Quarter-over-Quarter EPS Reconciliation

December 31, 2011 vs. December 31, 2010

(Unaudited)

Attachment 7

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Year-over-Year EPS Reconciliation

December 31, 2011 vs. December 31, 2010

(Unaudited)

Attachment 8

PSEG POWER LLC

Generation Measures

(Unaudited)

	GWhr Breakdown		GWhr Breakdown
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Nuclear - NJ	5,130	4,676	20,713	20,193
Nuclear - PA	2,344	2,317	9,412	9,378

Total Nuclear	7,474	6,993	30,125	29,571
Fossil - Coal - NJ*	(2)	570	2,467	3,872
Fossil - Coal - PA	904	1,517	4,985	5,831
Fossil - Coal - CT	(5)	199	485	1,229

Total Coal	897	2,286	7,937	10,932
Fossil - Oil & Natural Gas - NJ	2,772	2,668	11,615	11,872
Fossil - Oil & Natural Gas - NY	1,052	861	4,240	4,227
Fossil - Oil & Natural Gas - CT	6	3	63	125

Total Oil & Natural Gas	3,830	3,532	15,918	16,224

	12,201	12,811	53,980	56,727

	% Generation by Fuel Type		% Generation by Fuel Type
	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Nuclear - NJ	42%	36%	38%	36%
Nuclear - PA	19%	18%	18%	16%

Total Nuclear	61%	54%	56%	52%
Fossil - Coal - NJ*	0%	4%	5%	7%
Fossil - Coal - PA	8%	12%	9%	10%
Fossil - Coal - CT	0%	2%	1%	2%

Total Coal	8%	18%	15%	19%
Fossil - Oil & Natural Gas - NJ	23%	21%	22%	21%
Fossil - Oil & Natural Gas - NY	8%	7%	7%	8%
Fossil - Oil & Natural Gas - CT	0%	0%	0%	0%

Total Oil & Natural Gas	31%	28%	29%	29%

	100%	100%	100%	100%

*	Includes Pumped Storage. Pumped Storage accounted for <1% of total generation for the three and twelve months ended December 31, 2011 and 2010.

Attachment 9

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

December 31, 2011

Electric Sales and Revenues

Sales (millions kwh)	Three Months Ended	Change vs. 2010	Year Ended	Change vs. 2010
Residential	2,685	-7.3%	13,803	-2.8%
Commercial & Industrial	6,534	-5.6%	28,402	-2.3%
Street Lighting	62	-44.1%	301	-20.1%
Interdepartmental	2	-4.6%	10	-0.8%

Total	9,283	-6.5%	42,516	-2.6%

Revenue (in millions)
Residential	$434	-11.2%	$2,280	-4.3%
Commercial & Industrial	456	-14.4%	2,270	-8.5%
Street Lighting	18	-9.1%	73	-5.0%
Other Operating Revenues*	93	10.8%	386	6.9%

Total	$1,001	-11.0%	$5,009	-5.5%

Weather Data	Three Months Endedd	Change vs. 2010	Year Ended	Change vs. 2010
THI Hours - Actual	302	24.3%	20,199	-0.2%
THI Hours - Normal	323		15,225

*	Primarily sales of Non-Utility Generator energy to PJM and Transmission related revenues.

Attachment 10

PUBLIC SERVICE ELECTRIC & GAS COMPANY

Retail Sales and Revenues

(Unaudited)

December 31, 2011

Gas Sold and Transported

Sales (millions therms)	Three Months Ended	Change vs. 2010	Year Ended	Change vs. 2010
Residential Sales	342	-21.2%	1,281	-2.9%
Commercial & Industrial -Firm Sales	117	-22.0%	462	-4.5%
Commercial & Industrial - Interr. & Cogen	30	-40.5%	159	-15.7%

Total	489	-22.9%	1,902	-4.5%

Gas Transported - Firm Sales	140	-8.4%	532	11.4%
Gas Transported - Non-Firm	381	42.1%	1,094	9.7%

Revenue (in millions)
Residential Sales	$201	-28.7%	$785	-22.1%
Commercial & Industrial - Firm Sales	66	-28.1%	285	-13.1%
Commercial & Industrial - Interr. & Cogen	14	-47.3%	84	-19.0%
Other Operating Revenues*	43	13.1%	159	6.4%

Total	$324	-26.1%	$1,313	-17.4%

Gas Transported	282	-14.0%	1,004	2.5%

Weather Data	Three Months Ended	Change vs. 2010	Year Ended	Change vs. 2010
Degree Days - Actual	1,317	-23.9%	4,311	-3.9%
Degree Days - Normal	1,614		4,682

*	Primarily Appliance Service.

Attachment 11

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Statistical Measures

(Unaudited)

	For the Three Months Ended December 31		For the Year Ended December 31
	2011	2010	2011	2010
Weighted Average Common Shares Outstanding (000's)
Basic	505,920	505,938	505,949	505,985
Diluted	507,038	506,974	506,982	507,045
Stock Price at End of Period			$33.01	$31.81
Dividends Paid per Share of Common Stock	$0.3425	$0.3425	$1.3700	$1.3700
Dividend Payout Ratio*			50.0%	43.9%
Dividend Yield			4.2%	4.3%
Price/Earnings Ratio*			12.0	10.2
Rate of Return on Average Common Equity*			13.8%	17.1%
Book Value per Common Share			$20.30	$19.04
Market Price as a Percent of Book Value			163%	167%
Total Shareholder Return	0.0%	-2.8%	8.3%	-0.1%
		.

*	Calculation based on Operating Earnings for the 12 month period ended.

Attachment 12

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

Reconciling Items Excluded from Continuing Operations to Compute Operating Earnings

(Unaudited)

Pro-forma Adjustments, net of tax	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
Earnings Impact ($ Millions)
Gain (Loss) on Nuclear Decommissioning Trust (NDT)
Fund Related Activity (PSEG Power)	$—	$15	$50	$46
Gain (Loss) on Mark-to-Market (MTM) (PSEG Power)	92	(28)	107	(1)
Lease Transaction Loss (Energy Holdings)	(3)	—	(173)	—
Market Transition Charge Refund (PSE&G)	—	—	—	(72)
Gain on Sale of Qwest Building (Energy Holdings)	34	—	34	—

Total Pro-forma adjustments	$123	$(13)	$18	$(27)
Fully Diluted Average Shares Outstanding (in Millions)	507	507	507	507

Per Share Impact (Diluted)
Gain (Loss) on NDT Fund Related Activity (PSEG Power)	$—	$0.03	$0.10	$0.09
Gain (Loss) on MTM (PSEG Power)	0.18	(0.06)	0.21	—
Lease Transaction Loss (Energy Holdings)	—	—	(0.34)	—
Market Transition Charge Refund (PSE&G)	—	—	—	(0.14)
Gain on Sale of Qwest Building (Energy Holdings)	0.06	—	0.06	—

Total Pro-forma adjustments	$0.24	$(0.03)	$0.03	$(0.05)